Exhibit 2.1

MUTUAL RELEASE AGREEMENT

This MUTUAL RELEASE AGREEMENT (this “Agreement”), dated as of December 13, 2023, is by and among Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”), Athena Technology Sponsor II, LLC (“Sponsor”), The Air Water Company, a Cayman Islands exempted company (“Holdings”), Project Hydro Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Air Water Ventures Ltd., a private company formed under the laws of England and Wales (the “Company”). The foregoing parties are collectively referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of April 19, 2023, as amended (the “Business Combination Agreement”);

WHEREAS, SPAC and the Company informed each other of their mutual decision to terminate the Business Combination Agreement pursuant to Section 12.1(a) of the Business Combination Agreement, which permits such termination by mutual written consent of SPAC and the Company; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged by the Parties, and intending to be legally bound hereby, the Parties agree as follows:

1. Termination. The Business Combination Agreement shall be terminated as of the date hereof.

2. Mutual Releases. In consideration of the covenants, agreements and undertakings of the Parties set forth herein, effective as of the date hereof, each Party, on behalf of itself and its respective present and former Subsidiaries, Affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Parties and their respective present and former Subsidiaries, Affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, damages, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or in equity, which any of such Releasors ever had, now have, or hereafter may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement to the extent arising out of or relating to the Business Combination Agreement or in connection with the Transactions (collectively, “Claims”); provided that notwithstanding the foregoing, nothing herein shall release a Party from, and Claims shall not include, the obligations of such Party under (i) this Agreement, (ii) any provisions of the Business Combination Agreement that expressly survive post-termination of the Business Combination Agreement as expressly set forth in Section 12.2 (Effect of Termination) of the Business Combination Agreement, including Section 9.17 (Confidential Information) of the Business Combination Agreement, (iii) the Confidentiality Agreement or (iv) any agreements entered into between or among the Parties following the date hereof. The Releasors irrevocably covenant not to assert any claim or demand, or commence, institute or voluntarily aid in any way, or cause to be commenced or instituted any proceeding of any kind against any Releasee based upon any Claim. Notwithstanding anything to the contrary in the Business Combination Agreement or this Agreement, the Releasees (other than the Parties) are expressly intended as third party beneficiaries of this Section 2 and shall be entitled to enforce this Section 2 to the extent it relates to their respective rights under this Section 2.

3. Public Announcements. The Parties shall not initiate any press release or make any public announcement or statement with respect to this Agreement, the Business Combination Agreement or the Transactions without the prior written consent of all other Parties as to the form and content of any such communication (which consent shall not be unreasonably withheld, conditioned or delayed). To the extent any public announcement or statement is required by applicable Law, SEC regulation, or by obligations pursuant to any listing agreement with or rules of the NYSE in which case, each Party shall provide drafts in advance of and as soon as reasonably practicable and to the extent permitted by applicable Law and shall not release any statement without prior express consent of the other Parties as to the form and content of any required statement (which shall not be unreasonably withheld in the case of any statement required by law or the NYSE listing requirements). To the extent that any public announcement or statement is approved pursuant to the preceding sentence, each Party may make future public announcements or statements that are consistent with such approved announcement or statement.

4. No Admissions. The Parties agree that the signing of the Agreement does not constitute an admission of any liability or wrongdoing whatsoever.  Rather, the Parties have entered the Agreement to amicably compromise their differences.

5. Acknowledgement. The Parties represent and acknowledge that they have read the Agreement and have executed it after having the opportunity to confer with counsel of their own choosing and that they have not in any way relied upon any oral promise or representation of the other in making the Agreement. The Parties further represent and acknowledge that they have taken into account not only the known and anticipated claims and defenses, but also unknown and unanticipated claims and defenses between the Parties which they hereby recognize and agree are covered by the Agreement.  The Parties further acknowledge that the Agreement has not been procured through coercion, duress, fraud or any other improper means.

6. Representations and Warranties. Each Party represents and warrants to the other Parties that: (i) such Party has all requisite power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (iii) this Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such, enforceable against such Party in accordance with its terms, subject to the customary enforceability exceptions.

7. Jurisdiction and Choice of Law. The Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law issues. In the event any action is required to enforce the terms of this Agreement, any action to enforce this Agreement shall be brought exclusively in a Court of competent jurisdiction in the State of Delaware. The Parties expressly consent to personal jurisdiction and venue in the Courts located in State of Delaware for purposes of enforcing this Agreement.

8. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of all Parties. Any agreement on the part of a Party hereto to any extension or waiver of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such Party.

9. Expenses and Attorneys’ Fees. All fees, including attorneys’ fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. If an action at law or in equity is necessary to enforce the terms of the Agreement, the substantially prevailing Party shall be entitled to recover the reasonable attorneys’ fees and documented third-party costs incurred in connection therewith in addition to any other relief to which it may be entitled.

10. Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement or by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

11. Incorporation by Reference. Section 14.1 (Notices), Section 14.2 (Binding Effect; Assignment), Section 14.6 (Specific Performance), Section 14.7 (Severability), Section 14.11 (Interpretation), Section 14.13 (No Recourse), Section 14.14 (Legal Representation) and Article XV of the Business Combination Agreement are hereby incorporated by reference, and shall apply hereto as though set forth herein, mutatis mutandis.

12. Entire Agreement. The Business Combination Agreement and this Agreement, including the recitals set forth above as well as any and all exhibits and/or schedules hereto, all of which are expressly incorporated herein and shall be deemed to constitute a material part hereof, constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations and/or preliminary agreements, however made.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Mutual Release Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

SPAC

ATHENA TECHNOLOGY ACQUISITION CORP. II

By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Chief Executive Officer

SPONSOR

ATHENA TECHNOLOGY SPONSOR II, LLC

By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Managing Member

[Signature Page to Mutual Release Agreement]

MERGER SUB

PROJECT HYDRO MERGER SUB INC.

By:	/s/ Alexander David Guy
Name:	Alexander David Guy
Title:	Chief Executive Officer

HOLDINGS

THE AIR WATER COMPANY

By:	/s/ Alexander David Guy
Name:	Alexander David Guy
Title:	Authorized Person

COMPANY

AIR WATER VENTURES LTD

By:	/s/ Alexander David Guy
Name:	Alexander David Guy
Title:	Executive Chairman and Founder

[Signature Page to Mutual Release Agreement]